Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

Houston | London | Los Angeles | New York | Northern Virginia | Orange County | Sacramento | San Diego | San Diego North County | San Francisco | Shanghai | Silicon Valley | Tokyo | Washington, DC

February 8, 2011

Opexa Therapeutics, Inc.

2635 Technology Forest Blvd.

The Woodlands, Texas 77381

Ladies and Gentlemen:

We are acting as counsel for Opexa Therapeutics, Inc., a Texas corporation (the “Company”), in connection with the issuance and sale of (i) 4,146,500 shares (the “Shares”), of Common Stock, par value $0.01 per share (the “Common Stock”) of the Company, (ii) warrants (the “Warrants”) to purchase 1,658,600 shares of Common Stock (the “Warrants”) and (iii) 1,658,600 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), all of which are authorized but heretofore unissued Shares, Warrants and Warrant Shares, to be offered and sold by the Company, pursuant to the Registration Statement on Form S-3 (Registration No. 333-163108) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), and related prospectus, dated November 23, 2009, as supplemented by the prospectus supplement dated February 8, 2011 relating to the offer and sale of the Shares, Warrants and Warrant Shares (as so supplemented, the “Prospectus”).

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for this opinion. Based on the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable, (ii) the Warrants have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable and (iii) the Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Opexa Therapeutics, Inc.

February 8, 2011

This opinion is limited to matters governed by the Business Organizations Code of the State of Texas.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP